UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Ohio Legacy Corp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OHIO LEGACY CORP

600 SOUTH MAIN STREET

NORTH CANTON, OHIO 44720

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

____________________

To Our Shareholders:

Notice is hereby given that the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Ohio Legacy Corp will be held at 11:00 a.m., local time, on Tuesday, May 15, 2012, at Brookside Country Club, located at 1800 Canton Avenue Northwest, Canton, Ohio 44708, for the following purposes:

1.	To elect three Class III directors to serve until the 2015 annual meeting of shareholders and until their successors are duly elected and qualified;

2.	To consider and vote upon an Amendment to Ohio Legacy Corp’s Second Amended and Restated Articles of Incorporation, as amended, that would effect a one-for-ten (1-for-10) reverse stock split of Ohio Legacy Corp’s common stock; and

3.	To act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record as of close of business on April 17, 2012 are entitled to receive notice of, and to vote at, the Annual Meeting.

Your vote is important. Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided.

Thank you for your continued support of Ohio Legacy Corp. We hope you can join us at the Annual Meeting.

By Order of the Board of Directors

/s/ Jane Marsh

Jane Marsh
Secretary

North Canton, Ohio

April 18, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 15, 2012

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2011 Annual Report to Shareholders are available online at:

http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4051079&GKP=203217.

OHIO LEGACY CORP

600 SOUTH MAIN STREET

NORTH CANTON, OHIO 44720

____________________

PROXY STATEMENT

for the

Annual Meeting of Shareholders

to be held May 15, 2012

____________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Ohio Legacy Corp, an Ohio corporation (“we,” “us” or the “Company”), for use at the Annual Meeting of Shareholders to be held on Tuesday, May 15, 2012, at 11:00 a.m., local time, at Brookside Country Club, located at 1800 Canton Avenue Northwest, Canton, Ohio 44708, and at any adjournment or postponement thereof (the “Annual Meeting”). On or about April 18, 2012, this Proxy Statement and the accompanying proxy card are first being mailed (and made available electronically via the Internet) to our shareholders of record at the close of business on April 17, 2012. The Company’s 2011 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, is being mailed together with this Proxy Statement (but is not part of the proxy solicitation materials and is not incorporated by reference into this Proxy Statement).

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, our shareholders will be asked to (1) elect three Class III directors to serve for three-year terms expiring in 2015, (2) approve an Amendment to our Second Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) that would effect a one-for-ten (1-for-10) reverse stock split of our common stock and (3) act upon such other matters as may properly come before the Annual Meeting.

Shareholder Voting Rights

Only those holders of record of shares of our common stock (“common shares”) at the close of business on April 17, 2012, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were 19,714,564 common shares issued and outstanding. Each common share entitles the holder thereof to one vote on each matter to be voted upon by our shareholders at the Annual Meeting. We have no shares outstanding other than our common shares.

Registered Shareholders and Beneficial Shareholders

If our common shares are registered in your name directly with our transfer agent, IST Shareholder Services, you are considered, with respect to those common shares, the registered shareholder. If our common shares are held for you in a brokerage account or by a bank or other holder of record, you are considered, with respect to those common shares, the beneficial shareholder.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to be voted at the Annual Meeting will constitute a quorum for the conduct of business at the Annual Meeting. Common shares represented by properly executed proxy cards that are returned to us prior to the Annual Meeting will be counted toward the establishment of a quorum at the Annual Meeting, even though they are marked “Abstain” (on any or all applicable proposals) or “Withhold” (from any or all director nominees) or are not marked at all. Broker non-votes will also be counted toward the establishment of a quorum at the Annual Meeting. A broker non-vote occurs when a bank, broker or other holder of record holding common shares for a beneficial shareholder submits a proxy for the Annual Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial shareholder.

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Excel Bancorp, which owned approximately 76% of our outstanding common shares as of the record date for the Annual Meeting, has advised the Company that it intends to be present, in person or by proxy, at the Annual Meeting. Accordingly, a quorum for the conduct of business at the Annual Meeting is practically assured.

How to Vote

Registered shareholders may vote their common shares by completing, dating and signing the enclosed proxy card and returning it prior to the Annual Meeting in the envelope provided. Registered shareholders may also attend the Annual Meeting and vote in person. If you are a registered shareholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (1) giving written notice of revocation to our Secretary, (2) executing and returning a later-dated proxy card or (3) attending the Annual Meeting and voting in person. Attending the Annual Meeting, by itself, will not revoke a previously delivered proxy.

Beneficial shareholders are able to instruct their broker, bank or other holder of record how to vote their common shares by following the voting instructions provided by their broker, bank or other holder of record. Please contact your broker, bank or other holder of record to determine the means by which you can direct voting of your common shares at the Annual Meeting and the applicable voting deadlines. Beneficial shareholders who wish to vote in person at the Annual Meeting will need to obtain a proxy from their broker, bank or other holder of record. If you are a beneficial shareholder and you wish to revoke your proxy, you should follow the instructions provided to you by your broker, bank or other holder of record.

Subject to the revocation rights discussed above, all common shares represented by properly completed and executed proxy cards that are returned to us prior to the Annual Meeting will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), such common shares will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the reverse stock split, and at the discretion of the persons named in the accompanying form of proxy on any other matters that may properly be brought before the Annual Meeting, to the extent permitted by applicable law. With respect to the election of directors, the proxies will not be voted for a greater number of persons than the number of nominees identified in Proposal No. 1.

Required Vote

The following proposals must receive the corresponding vote:

Proposal		Required Vote

1.	Election of three directors	The nominees receiving the greatest number of votes will be elected.

2.	Amendment of our Articles of Incorporation to effect a one-for-ten (1-for 10) reverse stock split of our common shares	The affirmative vote of a majority of the Company’s issued and outstanding shares is required to approve the amendment.

Excel Bancorp, which owned approximately 76% of our outstanding common shares as of the record date for the Annual Meeting, has advised us that it intends to vote its common shares in favor of the election of the director nominees and in favor of the amendment to the Articles of Incorporation to effect a one-for-ten (1-for-10) reverse stock split. Accordingly, the election of the director nominees and the approval of the amendment to the Articles of Incorporation to effect the reverse stock split are practically assured.

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Proxy Solicitation Costs

We will pay the entire expense of preparing, assembling, printing and mailing this Proxy Statement, the form of proxy and any other materials used in the solicitation of proxies on behalf of the Board for the Annual Meeting. In addition to mailing our proxy materials (and making our proxy materials available electronically via the Internet) to our shareholders, proxies may be further solicited in person or by telephone, e-mail or facsimile. Directors, officers or employees of the Company or the Bank may assist with solicitations and will receive no additional compensation for their services. We will also reimburse brokers, banks and other holders of record for their reasonable expenses in forwarding proxy materials to beneficial owners of our common shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2012

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2011 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, are available online at: http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4051079&GKP=203217.

For information on how to obtain directions to the Annual Meeting and vote in person, please contact Aubrey Merrill at (330) 224-2989 or aubrey.merrill@mypbandtbank.com.

Proposal no. 1

Election of Directors

We have nine members of our Board of Directors. The Board is divided into three classes with staggered three-year terms, consisting of (1) three Class III directors whose terms are set to expire at the Annual Meeting, (2) three Class II directors whose terms are set to expire at our 2013 annual meeting of shareholders and (3) three Class I directors whose terms are set to expire at our 2014 annual meeting of shareholders. A director holds office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office.

At the Annual Meeting, our shareholders will vote on the election of the Class III director nominees identified below to serve for three-year terms expiring in 2015 and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) and broker non-votes will have no effect on the election of such nominee(s). Proxies cannot be voted for a greater number of persons than the number of nominees named below. We do not have cumulative voting in the election of directors.

Unless otherwise directed in your proxy, the common shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below. The nominees have consented to be named in this Proxy Statement and have agreed to serve as directors if elected at the Annual Meeting. In the event that any nominee becomes unable to serve or for good cause will not serve, the proxy holders reserve full discretion to vote the common shares represented by the proxies they hold for the election of any substitute nominee(s) designated by the Board. Biographical information and business experience for each director nominee and for each director who will continue in office after the Annual Meeting is set forth below under “Board of Directors.”

The Board of Directors recommends that the shareholders vote FOR the election of the director nominees named below.

Nominees for Election as a Director at the Annual Meeting

Name	Age	Current Position with Company	Director Since
Brian C. Layman	37	None	--
James P. Tressel	59	None	--
David B. Wurster	36	Director	2010

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The shareholders are being asked to elect three nominees. Effective January 17, 2012 and January 18, 2012, respectively, Heather L. Davis and Michael S. Steiner resigned from the Board. Each of these resignations was for personal reasons, and neither was due to any disagreement with the Company. Additionally, J. Edward Diamond and Robert Belden chose not to stand for re-election. Both were long time Board members of the Company and did so solely for personal reasons and not as the result of any disagreement with the Company. After these decisions were made, the Board reduced the number of directors from eleven to nine and reclassified the existing board to have three members per class. As a result, Mr. Wurster agreed to move from Class II into Class III and stand for reelection at the Annual Meeting, a year prior to the expiration of his current term.

Upon the recommendation of Excel Bancorp, a majority shareholder, the nominating committee proposed, and the Board approved, Mr. Brian C. Layman and Mr. James P. Tressel as nominees for election, and Mr. Wurster for reelection.

BOARD OF DIRECTORS

Director Nominees for Election at the Annual Meeting

Class III Directors – Terms ending in 2015

BRIAN C. LAYMAN (age 37)

Director Nominee

Mr. Layman is a principal with the law firm, Layman, D’Atri & Associates, LLC. He has held this position since November 2007. Mr. Layman is admitted to practice law in Ohio and Florida and is also a licensed CPA in Ohio. Mr. Layman's practice focuses primarily on estate, tax, asset protection and business succession planning, corporate law, and trust and estate administration, and he is certified as a Specialist in Estate Planning, Trust and Probate Law by the Ohio State Bar Association. Mr. Layman earned his B.S. in Accounting, Master of Taxation and Juris Doctorate from the University of Akron. Mr. Layman is a member of the American Bar Association, Ohio State Bar Association, Florida State Bar Association and Stark County Bar Association, the American Institute of Certified Public Accountants, and the Ohio Society of Certified Public Accountants. Mr. Layman would provide the board with legal and accounting expertise and experience as a practicing attorney and businessman. If elected, Mr. Layman will also serve as a director of the Bank.

JAMES P. TRESSEL (age 59)

Director Nominee

Mr. Tressel recently accepted a position as the Vice President for Strategic Engagement for The University of Akron, a position he will assume on May 1, 2012. From September 2011 to January, 2012, Mr. Tressel was a consultant for the Indianapolis Colts. From 2001 through May 2011, Mr. Tressel was the Head Football Coach for The Ohio State University. A sought after public speaker, he is also the author of two books, Life Promises for Success published in 2011, and The Winners Manual: For the Game of Life published in 2008. Mr. Tressel has participated in numerous events in support of the United States Armed Forces, and is currently involved in fundraising activities for many charitable and philanthropic causes both locally and nationally. Mr. Tressel earned a M.A. degree in Education from the University of Akron and a B.A. degree in Education from Baldwin-Wallace College.

DAVID B. WURSTER (age 36)

Director since March 2010, Independent, Member of the Audit Committee

Since 1994, Mr. Wurster has served as the Chief Executive Officer of BookMasters, Inc., a leading book manufacturing and distribution company. Mr. Wurster has many years of experience in handling financial matters for companies that he owns and provides the Board with a strong business background, extensive financial management experience and a unique perspective as an entrepreneur and businessman. Mr. Wurster is also a director of the Bank.

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Continuing Directors

Class II Directors – Terms ending in 2013

RICK L. HULL (age 59)

Director since February 2010

Mr. Hull was appointed as President and Chief Executive of the Company and the Bank effective February 20, 2010. From August 2009 until February 2010, Mr. Hull served as a consultant for Excel Financial and Excel Bancorp and assisted them in evaluating opportunities to directly or indirectly acquire a financial institution. From January 2006 to August 2009, Mr. Hull served as the President of the Akron/Canton Region of Huntington National Bank (formerly Sky Bank). From January 1999 to December 2005, Mr. Hull served as the President of the Ohio Valley Region of Sky Bank. Mr. Hull is admitted to practice law in the State of Ohio, and previously served as General Counsel of The Citizens Banking Company and maintained a private real estate and commercial law practice. Mr. Hull provides the Board with nearly 30 years of experience in the commercial banking industry, including experience in an executive management capacity, and has extensive knowledge of legal compliance and corporate governance issues within the banking industry. Mr. Hull is also a director of the Bank.

DENISE M. PENZ (age 43)

Director since February 2010

Ms. Penz was appointed as Executive Vice President and Chief Operating Officer of the Company and the Bank effective February 20, 2010. From July 2008 until February 2010, Ms. Penz served as a consultant for Excel Financial and Excel Bancorp and assisted them in evaluating opportunities to directly or indirectly acquire a financial institution. From September 2000 to July 2008, Ms. Penz served as the Senior Vice President, Manager of Trust and Investment Services for the Ohio Valley Region of Huntington National Bank (formerly Belmont National Bank and Sky Bank), where she managed a staff of investment, trust and operational professionals in addition to maintaining client relationships. Ms. Penz provides the Board with several years of experience in the financial institutions and investment services industries, including experience in wealth management and strategic acquisitions. Ms. Penz is also a director of the Bank.

WILBUR R. ROAT (age 65)

Director and Chairman of the Board since February 2010, Independent, Member of the Compensation Committee (Chairman), the Corporate Governance and Nominating Committee (Chairman) and the Executive Committee (Chairman)

Since June 2005, Mr. Roat has been a private investor and consultant in the banking industry. From December 1999 to June 2005, Mr. Roat served as President and Chief Executive Officer and as a director of Belmont Bancorp. and Belmont National Bank. From September 1994 to March 1999, Mr. Roat served as President and Chief Executive Officer of First Lehigh Bancorp and First Lehigh Bank. From September 2009 until December 2010, Mr. Roat served on the board of directors of Northpointe Bank and Northpointe Bancshares. Mr. Roat, who has served as President and Chief Executive Officer of three financial institutions, provides the Board with more than 30 years of management experience in the banking industry. Mr. Roat is also a director of the Bank.

Class I Directors – Terms ending in 2014

LOUIS ALTMAN (age 43)

Director since February 2010, Independent, Member of the Compensation Committee, the Corporate Governance and Nominating Committee, the Executive Committee and the Trust Committee of the Bank (Chairman)

Mr. Altman is currently a co-managing partner of the A. Altman Company, a full service real estate development firm for commercial, residential, office, medical and hotel properties. He has been a partner of A. Altman Company since 1991 and a co-managing partner since 1999, where he is directly involved in all aspects of the business including acquisitions, site selection, development, financing, leasing, management and property disposition. From 2002 to 2007, Mr. Altman served as a Regional Director for the Western Reserve Region of Sky Bank. From 2006 to 2007, Mr. Altman served as a director of Sky Bank. Mr. Altman provides the Board with a strong background in managing, developing and financing commercial real estate ventures as well as experience in having served as a director of a financial institution. Mr. Altman is also a director of the Bank.

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BRUCE A. CASSIDY, SR. (age 61)

Director since February 2010, Independent, Member of the Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee

Mr. Cassidy, who is currently retired, was the founder of Excel Mining Systems LLC (“EMS”), a manufacturer of roof support systems for the mining industry located in Bowerston, Ohio. Mr. Cassidy served as Chief Executive Officer of EMS from 1991 until its sale in 2007 to Orica Mining Services (“Orica”), an Australian-based company. In 2008, Mr. Cassidy became President and Chief Executive Officer of Minova North & South Americas, a subsidiary of Orica, and served in that position until his retirement in December 2009. Mr. Cassidy provides the Board with years of business management and governance experience. Mr. Cassidy is also a director of the Bank.

FRANCIS P. WENTHUR (age 66)

Director since March 2010, Independent, Member the of Audit Committee (Chairman)

Mr. Wenthur, who is currently retired, has four decades of experience in financial and accounting positions with different industries, during which time he has held various positions in the field. In 2009, Mr. Wenthur served as a consultant for Minova North & South Americas. Prior to that time, from 1995 to July 2008, Mr. Wenthur was the Vice President and Chief Financial Officer for EMS. Mr. Wenthur provides the Board with experience in a key financial role for a commercial business and with previous loan workout experience for a bank and several companies prior to his employment with EMS. Mr. Wenthur is also a director of the Bank.

INFORMATION REGARDING THE BOARD OF DIRECTORS,

ITS COMMITTEES AND CORPORATE GOVERNANCE

Director Independence

The Board has determined that seven of its nine members (Messrs. Altman, Belden, Cassidy, Diamond, Roat, Wenthur and Wurster) qualify as independent directors under applicable rules of The NASDAQ Stock Market, Inc. (“NASDAQ”). The Board has determined that, upon their election, Mr. Layman and Mr. Tressel would qualify as an independent director under NASDAQ rules. When determining whether a director meets the criteria for independence required by NASDAQ rules, the Board broadly considers all relevant facts and circumstances to determine whether the director has any relationship which, in the Board’s opinion, interferes with the exercise of independent judgment in carrying out the responsibilities of a director. With respect to the seven independent directors, there are no transactions, relationships or arrangements requiring disclosure pursuant to Item 404(a) of Regulation S-K that were considered by the Board in determining that these individuals are independent under NASDAQ rules, except as described below.

In reviewing the independence of Messrs. Cassidy, Wenthur, Wurster and Altman, the Board considered that (1) Mr. Cassidy is the sole member of an entity that owns approximately 32% of the outstanding membership interests in Excel Bancorp, (2) Mr. Wenthur owns approximately 10% of the outstanding membership interests in Excel Bancorp, (3) Mr. Wurster owns approximately 6.7% of the outstanding membership interests in Excel Bancorp and (4) Mr. Altman is a member of an entity that owns approximately 7.0% of the outstanding membership interests in Excel Bancorp. The Board also considered that each of Messrs. Cassidy, Wenthur, Wurster and Altman serves on the board of managers of Excel Bancorp. The Board concluded that, at this time, such directors’ relationships with, and/or ownership of, Excel Bancorp do not interfere with the exercise of their independent judgment in carrying out the responsibilities of a director of the Company.

Mr. Hull, who serves as our President and Chief Executive Officer, and Ms. Penz, who serves as our Executive Vice President and Chief Operating Officer, do not qualify as independent directors as a result of their service as executive officers of the Company.

Board Meetings and Committees

The Board of Directors of the Company held six meetings during 2011. The Board of Directors of the Bank held twelve meetings during 2011. Each of the directors attended at least 75% of the total number of meetings of the Board and the committees on which he or she served during 2011 (in each case, held during the period such director served).

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The Board of Directors of the Company has four standing committees: (1) the Audit and Compliance Committee (comprised of Mr. Belden, Mr. Wurster and Mr. Wenthur, who serves as its chairman); (2) the Compensation Committee (comprised of Mr. Altman, Mr. Cassidy, Mr. Diamond and Mr. Roat, who serves as its chairman); (3) the Corporate Governance and Nominating Committee (sometimes referred to as the “Nominating Committee”) (comprised of Mr. Altman, Mr. Cassidy, Mr. Diamond and Mr. Roat, who serves as its chairman); and (4) the Executive Committee (comprised of Mr. Altman, Mr. Cassidy, Mr. Diamond and Mr. Roat, who serves as its chairman). Committee members are appointed by, and serve at the pleasure of, the Board, and may be removed by a majority vote of the Board.

Given the pending changes in the membership of the Board, the Board will reform its committees following the Annual Meeting. The directors who will serve on each of the committees has not yet been determined.

Audit and Compliance Committee

The Audit and Compliance Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), operates pursuant to a written charter adopted by the Board. A copy of the Audit and Compliance Committee Charter is available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com. The Audit and Compliance Committee’s primary purpose is to assist the Board in fulfilling its responsibility for oversight of: (1) the Company’s accounting and financial operating processes; (2) the quality and integrity of the Company’s financial statements; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent registered public accounting firm’s qualifications, performance and independence; and (5) the performance of the Company’s internal audit function.

The Audit and Compliance Committee’s responsibilities include: (1) annually reviewing and approving the proposed scope of the Company’s internal audit; (2) reviewing and discussing the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm; (3) discussing with management and the independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management; (4) reviewing with management and the independent registered public accounting firm the integrity of the Company’s financial reporting process; (5) reviewing the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements; (6) setting hiring policies for employees or former employees of the independent registered public accounting firm; (7) requiring that the Board review and approve all related person transactions; (8) establishing and overseeing policies and procedures to ensure that the Bank meets all regulatory and compliance mandates; and (9) reviewing, with the Company’s legal counsel, legal compliance matters, including Company securities trading policies, and any legal matters that could have a significant impact on the Company’s financial statements. The specific responsibilities of the Audit and Compliance Committee are set forth in the Audit and Compliance Committee Charter.

Each member of the Audit and Compliance Committee qualifies as independent and is financially literate under applicable SEC rules and NASDAQ rules. The Board has determined that Mr. Wenthur qualifies as an audit committee financial expert under applicable SEC rules by virtue of his background and experience as a principal financial officer. The Audit and Compliance Committee held twelve meetings during 2011.

The Audit and Compliance Committee is responsible for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for maintaining a process for receiving and investigating confidential, anonymous submission by employees of the Company or the Bank of concerns regarding questionable accounting or auditing matters. Any such submissions, as well as any other communications from shareholders, may be made to the Chairperson of the Audit and Compliance Committee at the following address and phone number: Ohio Legacy Corp, 600 South Main Street, North Canton, OH 44720, Attn: Audit and Compliance Committee Chairperson, (330) 499-1900.

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Compensation Committee

The Compensation Committee’s purpose is to assist the Board in discharging its responsibilities with respect to compensation of the Company’s executive officers and directors and the administration of the Company’s incentive compensation plans. The Compensation Committee operates pursuant to a written charter adopted by the Board. A copy of the Compensation Committee Charter is available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com. The Compensation Committee’s duties and authority include: (1) approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and reviewing and approving the goals and objectives of executive officers as proposed by the Chief Executive Officer; (2) reviewing and evaluating the performance of the Chief Executive Officer and other executive officers and key employees of the Company in light of the goals and objectives of the Company and approving their annual compensation packages, including base salaries and bonuses, stock options and other stock-based incentives, variable pay amounts and variable pay metrics, based on these evaluations; (3) reviewing and approving or recommending to the Board executive incentive compensation plans and equity-based plans in which executive officers and members of the Board of Directors are eligible to participate; (4) supervising the administration of the Company’s incentive compensation and stock programs, and providing oversight with respect to the financial aspects of the Company’s benefit plans, including funding policies and investment performance; (5) reviewing and acting upon management proposals to designate key employees to participate in incentive compensation programs and approve new benefit plans; and (6) recommending to the Board the annual retainer fee and other compensation payable to non-employee directors. The Compensation Committee has sole authority to retain and terminate compensation consultants, including the fees and other terms of their engagements, to advise on the evaluation and compensation of executive officers and directors. The specific responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter.

Each member of the Compensation Committee qualifies as an “independent” director (under applicable NASDAQ rules), a “non-employee” director (for purposes of Rule 16b-3 under the Exchange Act) and an “outside director” (for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended). The Compensation Committee held one meeting during 2011.

The Compensation Committee annually reviews and evaluates the performance of the Chief Executive Officer and other executive officers and determines the elements and amount of their compensation. As part of its review and evaluation process, the Compensation Committee utilizes publicly-disclosed compensation information from community banks having similar asset sizes and levels of complexity as compared to the Company. The Compensation Committee also has access and the opportunity to review the Crowe Horwath LLP Bank Compensation Survey, which annually details the compensation practices of over 500 community banks in over 30 states. In addition, the Compensation Committee receives and reviews recommendations from the Chief Executive Officer as to the compensation levels of the other executive officers based on his review of peer group and industry compensation data and individual performance. The Compensation Committee believes this input is valuable because of the Chief Executive Officer’s close work with the other named executive officers and management’s detailed knowledge of the Company’s business. While the Chief Executive Officer and others may assist the Compensation Committee from time to time in discharging its duties, the Compensation Committee has sole authority to determine all elements of executive compensation and makes all final determinations regarding the compensation of the Company’s named executive officers. The Compensation Committee does not currently retain compensation consultants to assist in determining executive compensation. See the “Compensation of Executive Officers” section of this Proxy Statement for more information regarding the Company’s executive compensation program for the 2011 fiscal year.

Corporate Governance and Nominating Committee

The Nominating Committee operates pursuant to a written charter adopted by the Board. A copy of the Nominating Committee Charter is available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com. The duties of the Nominating Committee include: (1) making recommendations regarding the size and composition of the Board, determining the appropriate committee structure of the Board and recommending Board committee assignments and any changes to such assignments; (2) establishing criteria for the selection of new directors to serve on the Board and identifying individuals qualified to become Board members; (3) making recommendations to the Board regarding appointing director nominees for the next annual meeting of shareholders or filling any vacancies on the Board; (4) overseeing the evaluation of the Board and the Board’s effectiveness in fulfilling its role, including making periodic recommendations for improving the Board’s effectiveness; (5) acting as a forum to hear special concerns relating to any substantive and material issues requiring the attention of non-employee directors; (6) developing and recommending to the Board a set of corporate governance principles applicable to the Company; and (7) developing and overseeing procedures for submissions of shareholder proposals and nominations for election to the Board. The specific responsibilities of the Nominating Committee are set forth in the Nominating Committee Charter.

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Each member of the Nominating Committee qualifies as independent under applicable SEC and NASDAQ rules. The Nominating Committee held one meeting during 2011.

Executive Committee

Between meetings of the Board of Directors, the Executive Committee possesses and may exercise under the control and direction of the Board all of the powers of the Board related to the management and control of the business of the Company. A copy of the Executive Committee Charter is available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com. The Executive Committee held two meetings during 2011.

Trust Committee of the Bank

In April 2011, the Board of Directors of the Bank established the Trust Committee following the Comptroller of the Currency’s approval of the Bank’s application to commence fiduciary powers. The Board of Directors of the Bank assigned to the Trust Committee the responsibility for the proper exercise of the fiduciary powers of the Bank, including its policies, the investment and disposition of property held in a fiduciary capacity and the direction and review of the actions of the officers and employees of the Trust Department of the Bank. The Trust Committee is comprised of Mr. Diamond and Mr. Altman, who serves as its chairman. The Trust Committee held ten meetings during 2011.

Director Qualifications and Nominations

The goal of the Nominating Committee is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Although the Nominating Committee has not adopted specific minimum criteria for director nominees, the Nominating Committee considers the following factors when evaluating nominees: (1) the appropriate size and composition of the Board; (2) specific needs of the Company with respect to the particular talents and expertise of its directors; (3) the judgment, knowledge, skill, independence, diversity, strength of character and experience of nominees, including experience in business, finance, administration or public service, in light of prevailing business conditions and the qualifications, characteristics and experience already possessed by other members of the Board; (4) experience with accounting rules and practices and the financial services industry; and (5) the desire to balance the benefit of continuity with the fresh perspective provided by new members. The Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating Committee considers diversity, including diversity of gender, race and ethnicity, education, professional experience, viewpoints, backgrounds and skills. The Nominating Committee does not assign a specific weight to particular factors and, depending on the current needs of the Board, the Nominating Committee may weigh certain factors more or less heavily. The Nominating Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.

The Board, taking into account the recommendations of the Nominating Committee, selects the nominees for election as directors at our annual meetings of shareholders. The Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, or if the Nominating Committee decides not to nominate a member for re-election, the Nominating Committee first considers the appropriateness of the size of the Board. If the Nominating Committee determines the Board seat should remain and a vacancy exists, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the factors described above. The Nominating Committee considers candidates for the Board from any reasonable source, including recommendations from existing Board members or shareholders, and does not evaluate candidates differently based on who has made the recommendation. Excel Bancorp, the Company’s majority shareholder, provides recommendations to the Nominating Committee each year with respect to the nominees for election as directors at our annual meeting of shareholders. Pursuant to its charter, the Nominating Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. To date, the Nominating Committee has not utilized or paid a third party to assist in the process of identifying and evaluating director candidates.

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Nominations of candidates for election as directors of the Company may be made at a meeting of the Company’s shareholders by or at the direction of the Board, a committee or other person appointed by the Board or any shareholder of the Company entitled to vote for the election of directors who complies with the notice procedures set forth in the Company’s Code of Regulations. Nominations by shareholders are to be made pursuant to timely notice in writing to the Secretary of the Company. To be considered timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Shareholder nominations must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected, and set forth:

(a)	as to each person who is not an incumbent director whom the shareholder proposes to nominate for election as a director:

a)	the name, age, business address and residence address of such person;

b)	the principal occupation or employment of such person;

c)	the class and number of shares of the Company which are beneficially owned by such person; and

d)	any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation); and

(b)	as to the shareholder giving the notice:

(i)	the name and record address of such shareholder; and

(ii)	the class and number of shares of the Company that are beneficially owned by the shareholder.

Corporate Governance Standards

The Board operates pursuant to written Corporate Governance Standards which are intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Corporate Governance Standards address the following issues: (1) duty of loyalty; (2) conduct of Board meetings; (3) executive sessions; (4) access to senior management; (5) composition of the Board, including Board size, director independence and selection of director candidates; (6) Board compensation review; (7) assessing Board performance; (8) Board committees, including committee charters and membership; (9) director responsibilities; (10) term limits and mandatory retirement age; (11) succession planning and leadership development; (12) strategic plan; and (13) evaluation of the Chief Executive Officer. The Board, with the assistance of the Corporate Governance and Nominating Committee, periodically reviews the Corporate Governance Standards to ensure they are in compliance with all applicable requirements.

Code of Business Conduct and Ethics

The Board has adopted and implemented a Code of Business Conduct and Ethics for all directors, officers, and employees of the Company and the Bank. This document was adopted to assist our employees and directors in understanding and carrying out our mandate for honesty, integrity and high standards of ethical conduct. It is available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of these documents that relate to elements listed under Item 406(b) of Regulation S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

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Executive Sessions

Pursuant to the Company’s Corporate Governance Standards, the Company’s non-management directors meet separately as a group (without management present) at least once every other Board meeting, and the Company’s independent directors meet separately as a group (without management or inside directors present) at least twice per year. During 2011, the Company’s non-management directors (each of whom was also an independent director) held four meetings.

Shareholder Communications with the Board of Directors

The Board believes that it is important for shareholders to have a process by which to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to Ohio Legacy Corp, 600 South Main Street, North Canton, Ohio 44720, c/o Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

The Company’s Code of Regulations contains requirements specifying the information required to be submitted to the Company and the applicable timelines in connection with submitting shareholder nominations of director candidates and shareholder proposals for consideration at shareholder meetings. Requirements relating to shareholder nominations of director candidates are discussed above under “—Director Qualifications and Nominations.” Requirements relating to shareholder proposals for consideration at shareholder meetings are described below under “Shareholder Proposals for the 2013 Annual Meeting of Shareholders.”

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at annual meetings of shareholders. However, directors are encouraged to attend annual shareholder meetings and have historically done so. All of the individuals then serving as directors attended the Company’s 2011 Annual Meeting of Shareholders.

Board Leadership Structure

The Board has determined that the most effective leadership structure for us at the present time is for the positions of Chief Executive Officer and Chairman of the Board to be held by different people. The Board believes that having an independent director serve as Chairman of the Board is in the best interest of our shareholders and recognizes the differences between the roles of Chief Executive Officer and Chairman. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes that separation of these offices provides focused leadership at the Board level that is independent of management. The Board further believes that its current leadership structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board periodically reviews our leadership structure and retains the authority to modify the structure, as and when appropriate, to best address the Company’s characteristics or circumstances.

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Board of Director’s Role in Risk Oversight

Under our risk management program, management is responsible for identifying and managing risk and bringing to the Board’s (or the applicable committee’s) attention the most material risks affecting the Company. Management reviews a wide range of risks that could affect the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The Board has ultimate oversight responsibility for our risk management program and carries out its responsibility directly and through its committees, primarily the Audit and Compliance Committee. Pursuant to its charter, the Audit and Compliance Committee discusses with management and the Company’s independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management and provides regular reports to the Board regarding the committee’s considerations and actions. In carrying out their oversight responsibilities, the Board and the Audit and Compliance Committee receive regular reports from the appropriate members of management regarding any material risks that have been identified, including how those risks are being managed and strategies for mitigating those risks. In addition, the Compensation Committee oversees risks related to our compensation policies and practices, and the Nominating Committee oversees risks related to the composition and operation of the Board, including director independence and potential conflicts of interest. The Chairman of the Board also serves on a credit committee with management that reviews the Bank’s criticized assets quarterly. We believe our enterprise-wide risk management program enables management and the Board to coordinate risk oversight efforts to ensure that material risks are identified, evaluated, monitored and controlled.

COMPENSATION OF DIRECTORS

The Board of Directors annually reviews and determines the compensation for our non-employee directors, taking into account the recommendations of the Compensation Committee. In connection with its review and determination, the Board and the Compensation Committee consider information and reports provided by management, the compensation paid to the non-employee directors of companies within our peer group, past compensation practices and the current facts and circumstances relating to our business.

Each director of the Company also serves as a director of the Bank. All fees for Board and committee service are paid by the Bank. The Company presently pays no compensation to its directors for their service on the Board or committees of the holding company, although it may choose to do so in the future. Directors who are also employees of the Company or the Bank receive no additional compensation for their service on the Board of Directors or committees of the Company or the Bank.

We only pay cash fees to our directors, who receive no other form of compensation for their service. The following table details the fees paid to each non-employee director for attendance at meetings of the Bank’s Board of Directors and certain committees during 2011:

	Bank Board of Directors	Joint Company and Bank Audit and Compliance Committee	Bank Trust Committee
Non-employee director attendance fee per meeting	$ 500	$ 250	$ 250

In addition to receiving the attendance fees set forth in the table above, the Chairman of the Board of Directors of the Bank, the Chairman of the Audit and Compliance Committee and the Chairman of the Trust Committee receive an annual retainer fee paid in quarterly installments at the beginning of each quarter as follows:

Annual Retainer Fee
Chairman of the Board of Directors of the Bank	$ 5,000
Company/Bank Audit and Compliance Committee Chairman	$ 2,500
Bank Trust Committee Chairman	$ 2,500

Non-employee directors are also eligible to receive awards under the Company’s 2010 Cash and Equity Incentive Plan (the “2010 Incentive Plan”). All awards granted under the 2010 Incentive Plan are made at the discretion of the Compensation Committee. On July 9, 2010, Wilbur R. Roat, the Chairman of the Board, received an incentive stock option award covering 75,000 common shares under the 2010 Incentive Plan, of which 15,000 are vested. No other director has received an award under the 2010 Incentive Plan, and no other director holds any outstanding stock awards or option awards.

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2011 Director Compensation Table

The following table summarizes the total compensation paid by the Bank to each of the Company’s current non-employee directors during 2011. Mr. Hull and Ms. Penz are not included in this table because each was an employee of the Company during 2011 and received no additional compensation for service as a director. The compensation received by Mr. Hull and Ms. Penz as employees of the Company are shown in the “2011 Summary Compensation Table” below.

Name	Fees Earned or Paid In Cash ($)(1)
Louis Altman	10,750
Robert F. Belden	8,500
Bruce A. Cassidy, Sr.	5,000
Heather L. Davis	8,500
J. Edward Diamond	8,250
Wilbur R. Roat	11,000
Michael S. Steiner	8,250
Francis P. Wenthur	11,500
David B. Wurster	8,250

____________________________

(1)	Reflects fees paid by the Bank. The Company does not pay any fees to its directors..

Executive Officers

The current executive officers of the Company are Rick L. Hull, Denise M. Penz and Jane Marsh. Biographical information and business experience with respect to each of the executive officers is set forth below. The Company’s executive officers are elected by, and serve at the pleasure of, the Board.

Current Executive Officers

RICK L. HULL, age 59, was appointed as the President and Chief Executive Officer of the Company and the Bank effective February 20, 2010. His biographical information and business experience appear above under “Board of Directors.”

DENISE M. PENZ, age 43, was appointed as the Executive Vice President and Chief Operating Officer of the Company and the Bank effective February 20, 2010. Her biographical information and business experience appear above under “Board of Directors.”

JANE MARSH, age 50, was appointed as the Secretary, Treasurer and Chief Financial Officer of the Company and the Bank effective February 20, 2010. From December 2009 until February 20, 2010, Ms. Marsh served as a consultant for Excel Financial and Excel Bancorp and assisted them in evaluating opportunities to directly or indirectly acquire a financial institution. From August 2005 until December 2009, Ms. Marsh served as the Controller of Health Care Management Services, Inc., a private company that operates residential treatment and outpatient healthcare facilities. From 2003 until June 2005, Ms. Marsh served as the Chief Financial Officer of Belmont Bancorp and Belmont National Bank. Ms. Marsh is a certified public accountant and has over 26 years of experience in accounting and bank services, including extensive experience in corporate strategic direction, finance and accounting.

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compensation of Executive Officers

2011 Summary Compensation Table

The following table summarizes the total compensation for 2011 and 2010 for the Company’s current principal executive officer, and two other most highly compensated executive officers (the “named executive officers”):

		Salary	Bonus	Option Awards	All other compensation	Total
Name and principal position	Year	($)	($)(1)	($)(2)	($)(3)	($)
Rick L. Hull, President & Chief	2011	225,000	100,000	-	15,458	340,458
Executive Officer	2010	189,309	50,000	390,000	12,029	641,339

Denise Penz, Executive Vice	2011	200,000	50,000	-	6,583	256,583
President, Chief Operating Officer	2010	168,981	50,000	390,000	3,969	612,950
and Wealth Manager

Jane Marsh, Senior Vice President &	2011	145,000	25,000	-	2,057	172,057
Chief Financial Officer	2010	122,332	5,000	39,000	1,475	167,808

___________________________

(1)	The cash bonuses paid in 2011 to Mr. Hull, Ms. Penz, and Ms. Marsh were made completely discretionary and were in consideration and recognition of their roles and efforts in completing the transaction related to the disposition of the Bank’s branches in the Wayne County market. The cash bonuses paid in 2010 and the stock option awards granted to Mr. Hull, Ms. Penz, and Ms. Marsh were made in consideration and recognition of their roles and efforts in advising Excel Financial and Excel Bancorp regarding their investment opportunities for banks and bank holding companies, which culminated in the Company’s sale of 17.5 million common shares to Excel Bancorp and other local investors in February 2010, resulting in aggregate proceeds to the Company of $17.5 million. In addition, the stock option awards were granted to further align the interests of the executives with the interests of the Company’s shareholders, to motivate the executives to improve the Company’s performance, and for retention purposes.

(2)	On July 9, 2010, the Compensation Committee granted incentive stock option awards to Mr. Hull, Ms. Penz and Ms. Marsh covering 500,000, 500,000 and 50,000 common shares, respectively, pursuant to the 2010 Incentive Plan. The stock options vest in five equal annual installments beginning July 9, 2011, subject to the executive officer’s continued employment with the Company on the applicable vesting date, and expire on July 8, 2020. The current number of vested options are 100,000 shares for Mr. Hull, 100,000 shares for Ms. Penz, and 10,000 shares for Ms. Marsh.

The amounts shown in the table reflect the aggregate grant date fair value of the stock option awards computed in accordance with FASB ASC Topic 718. The fair market value of options granted to the executives were determined using the Black-Scholes option valuation model and the following weighted-average assumptions as of the grant date: risk free interest rate equal to 1.83%; expected term of 6.5 years; expected price volatility of 0.298; and a dividend yield of 0%.

(3)	“All Other Compensation” consists of the following:

Mr. Hull. For 2011, includes reimbursement for country club dues of $11,129, Company matching contribution under its 401(k) plan of $1,539, group term life insurance premiums of $450 and personal use of company vehicle of $2,340. For 2010, includes reimbursement for country club dues of $10,032, group term life insurance premiums of $1,075 and personal use of company vehicle of $922

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Ms. Penz. For 2011, includes personal use of company vehicle of $2,080, Company matching contribution under its 401(k) plan of $2,500, reimbursement for country club membership of $1,553 and group term life insurance premiums of $450. For 2010, includes personal use of company vehicle of $1,618, Company matching contribution under its 401(k) plan of $1,555, reimbursement for country club membership of $436 and group term life insurance premiums of $360.

Ms. Marsh. For 2011, includes Company matching contribution under its 401(k) plan of $1,625 and group term life insurance premiums of $432. For 2010, includes Company matching contribution under its 401(k) plan of $1,115 and group term life insurance premiums of $360.

2010 Incentive Plan

The Company’s shareholders adopted the 2010 Incentive Plan at the Company’s 2010 Annual Meeting of Shareholders held on May 18, 2010. The purpose of the 2010 Incentive Plan is to promote the Company’s long-term financial success and increase shareholder value by motivating performance through incentive compensation and aligning the interests of our executives, directors and employees with the interests of our shareholders. The 2010 Incentive Plan is intended to encourage participants to acquire ownership interests in the Company, attract and retain talented employees, directors and consultants and enable participants to participate in the Company’s long-term growth and financial success. The 2010 Incentive Plan serves these purposes by making equity-based and cash-based awards available for grant to eligible employees, non-employee directors and consultants in the form of: (1) non-qualified stock options; (2) incentive stock options; (3) stock appreciation rights; (4) restricted common shares; (5) other stock-based awards; and (6) cash-based awards. The 2010 Incentive Plan is administered by the Compensation Committee. Subject to adjustment as set forth in the 2010 Incentive Plan, the aggregate number of common shares with respect to which awards may be granted under the plan is 2,000,000.

No awards were made under the 2010 Incentive Plan during 2011. During 2010, the Compensation Committee granted incentive stock options to Mr. Hull, Ms. Penz and Ms. Marsh and nonqualified stock options to Mr. Roat under the 2010 Incentive Plan. For more information concerning these awards, see the “Option Awards” columns and related footnote disclosure in the 2011 Summary Compensation Table above, and the Outstanding Equity Awards at 2011 Fiscal Year-End table below.

Benefits and Perquisites

The Company provides certain limited benefits and perquisites to the named executive officers that it believes will enable these individuals to more efficiently and effectively perform their responsibilities. In 2011, the Company reimbursed Mr. Hull and Ms. Penz for their country club memberships and provided them with company-owned vehicles. For more information concerning the benefits and perquisites received by the named executive officers during 2011 and 2010, see the “All Other Compensation” column and related footnote disclosure in the 2011 Summary Compensation Table above.

The named executive officers are eligible to participate in the following Company benefit programs on the same terms as our other employees: (1) the Premier Bank & Trust 401(k) Retirement Plan (which includes a Company match); (2) short-term and long-term disability insurance; (3) life insurance; (4) medical insurance; and (5) vacation time.

The Company’s 401(k) plan is available to all of our employees and provides for a 1% Company match on the first 4% of cash contributed to the plan by employees. The Company matching contributions are fully vested when made. Participants are entitled to receive distributions of their accounts held under the 401(k) plan upon termination of their employment. The 401(k) plan provides investment alternatives in large-, mid-, and small-capitalization stock funds, international stock funds and fixed income funds.

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Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information concerning outstanding equity awards held by the named executive officers as of December 31, 2011.

	Option awards
	Number of securities underlying unexercised options		Option exercise price	Option expiration date
Name	(#) exercisable	(#) unexercisable (1)	($)

Rick L. Hull	100,000	400,000	$2.30	07/08/20

Denise M. Penz	100,000	400,000	$2.30	07/08/20

Jane Marsh	10,000	40,000	$2.30	07/08/20

____________________

(1) 20% of the option awards vest annually over a five year period.

Potential Payments upon Termination of Employment or Change in Control

The Company is not party to any employment agreements or change in control agreements with its current executive officers. Other than the potential accelerated vesting of stock options granted to the executive officers under the 2010 Incentive Plan in connection with a change in control of the Company, we do not currently have any employment or severance agreements or other plans or arrangements that provide payments or enhanced benefits to our executive officers in connection with a termination of employment or change in control.

Under the terms of the 2010 Incentive Plan and the related award agreements governing outstanding stock option awards granted under the plan: (1) if a participant’s employment is terminated other than for cause, the unvested portion of the participant’s outstanding stock option will be canceled and forfeited on the termination date and the vested portion of the option may be exercised at any time before the expiration date of the option; (2) if a participant’s employment is terminated due to death or disability, the unvested portion of the participant’s outstanding stock option will be canceled and forfeited on the termination date and the vested portion of the option may be exercised at any time before the earlier of the expiration date of the option or the first anniversary of the termination date; (3) if a participant’s employment is terminated for cause, the participant’s outstanding stock option (whether or not then exercisable) will be canceled and forfeited on the termination date; and (4) in the event of a change in control of the Company, the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding award, including, without limitation, (i) accelerating the vesting, settlement and/or exercisability of the award, (ii) paying a cash amount in exchange for the cancellation of the award or (iii) issuing a substitute award that substantially preserves the value, rights and benefits of the award.

PROPOSAL NO. 2

APPROVAL TO EFFECT AN AMENDMENT TO OUR ARTICLES OF INCORPORATION

TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT OF OUR COMMON STOCK

Our Board of Directors has adopted an amendment to the Articles of Incorporation to effect a one-for-ten (1-for-10) reverse stock split, and is asking our shareholders to approve the reverse stock split at the Annual Meeting. The affirmative vote of a majority of the Company’s outstanding shares is required to approve the reverse stock split. The form of the proposed amendment to the Company’s Articles of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Annex A.

At the close of business on April 17, 2012, we had 19,714,564 common shares issued and outstanding. Based on the number of common shares currently issued and outstanding, immediately following the completion of the reverse stock split at a ratio of one-for-ten, without giving effect to the treatment of fractional shares, the Company would have approximately 1,971,456 shares outstanding. The actual number of shares outstanding after the reverse stock split will depend on the effect of cashing out fractional shares in connection with the reverse stock split. The Company does not expect the reverse stock split itself to have any economic effect on the shareholders, except to the extent the reverse stock split will result in fractional shares as discussed below.

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The Reverse Stock Split

If the reverse stock split is approved and implemented, each ten issued and outstanding common shares of the Company will automatically be converted into one common share. If the reverse stock split is approved by our shareholders, the Board of Directors will cause an amendment to our Articles of Incorporation to be filed with the Ohio Secretary of State to carry out the reverse stock split. We anticipate that we will take action to file the amendment with the Ohio Secretary of State shortly after our Annual Meeting.

Reasons for the Reverse Stock Split

Our common shares are listed on the NASDAQ Capital Market and we are therefore subject to certain continued listing standards and requirements, including a minimum bid price for our common shares of at least $1.00 per share. For example, if the bid price of our common shares falls below $1.00 per share or the market value of our publicly held common shares falls below certain amounts for specified periods of time, our shares may be delisted from NASDAQ. We received a notice from NASDAQ on March 8, 2012 that the bid price of our common shares did not meet these minimum requirements. The notification was expected and had no immediate effect on the listing or trading of our shares on NASDAQ.

On April 2, 2012 we were notified by NASDAQ that we have regained compliance with the minimum price requirements.  However, our sustained low trading price places us in continued danger of delisting in the future

We believe that the reverse stock split, if implemented, will sufficiently raise the price of our shares above the minimum price required by NASDAQ and reduce the danger that we may not satisfy the minimum price requirements. In addition, we believe that the reverse stock split will make our shares more attractive to a broader range of institutional and other investors. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the reverse stock split will make our common shares a more attractive and cost effective investment for many investors, which would enhance the liquidity of our shares.

Reducing the number of our outstanding common shares through the reverse stock split is intended, absent other factors, to increase our per share market price. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common shares. As a result, there can be no assurance that the reverse stock split will result in the intended benefits described above, that the market price of our common shares will increase following the reverse stock split or that the market price of our common shares will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common shares will increase in proportion to the reduction in the number of our common shares outstanding before the reverse stock split. Accordingly, the total market capitalization of our common shares after the reverse stock split may be lower than the total market capitalization beforehand.

 Effects of the Reverse Stock Split

Effectiveness of Reverse Stock Split

The reverse stock split, if approved by our shareholders, would become effective upon the effectiveness of a Certificate of Amendment to our Articles of Incorporation, filed with the Ohio Secretary of State. If the reverse stock split is approved, the Company expects to file the Certificate of Amendment shortly after the Annual Meeting.

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General

If implemented, the reverse stock split will affect all holders of our Common shares uniformly. Proportionate voting rights and other rights of the holders of our common shares will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding common shares immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding common shares after the reverse stock split. The number of shareholders of record will not be affected by the reverse stock split (except to the extent any are cashed out as a result of holding fractional shares).

Effect on Authorized but Unissued Shares of Common Stock and Preferred Stock

We are currently authorized to issue 22,500,000 common shares and 500,000 shares of preferred stock. No shares of preferred stock were outstanding as of April 17, 2012. The reverse stock split will not alter in any way the number of authorized common shares, or the number or terms of the authorized preferred stock. We are not seeking a reduction in our authorized shares and the number of authorized shares will not be proportionately reduced in the reverse stock split. By reducing the number of our issued and outstanding shares, the reverse stock split would have the effect of creating additional authorized and unissued common shares. If the reverse stock split is approved, we would have approximately 1,971,564 common shares outstanding, and will still have 22,500,000 authorized common shares. We have no current plans to issue any of the additional authorized shares resulting from the reverse stock split.

To the extent that additional common shares are issued in the future, they may decrease existing shareholders’ percentage equity ownership and could be dilutive to the voting rights of existing shareholders. Further, we have not proposed the reverse stock split with the intention of using the resulting authorized and unissued shares for anti-takeover purposes, but the Company would be able to use the additional shares to oppose a hostile attempt or delay or prevent changes in control or changes in management.

Effect on Par Value

The proposed amendment to the Company’s Articles of Incorporation will not affect the par value of the Company’s common shares, which will remain at no par value per share.

Effect on the Company’s 2010 Incentive Plan

As of April 17, 2012, the Company had approximately 1,281,850 shares subject to outstanding awards under the 2010 Incentive Plan. Under the 2010 Incentive Plan, the Compensation Committee will determine the appropriate adjustment to the awards granted under the plan in the event of a stock split. Should the reverse stock split be effected, the Compensation Committee will approve proportionate adjustments to outstanding awards and shares available for issuance under the 2010 Incentive Plan. These adjustments would include changes to the number of shares underlying awards and the related exercise price.

Accordingly, if the reverse stock split is approved by our shareholders, the number of all outstanding equity awards and the number of shares available for issuance under the 2012 Incentive Plan will be proportionately adjusted using the split ratio of one-for-ten (subject to the treatment of fractional shares).

Effect on Holders of “Odd Lots”

The reverse stock split may result in some shareholders owning “odd lots” of less than 100 common shares. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Effect on Beneficial Owners of Our Common Shares

If the reverse stock split is implemented, we intend to treat shares held by shareholders through a bank, broker, custodian or other nominee in the same manner as registered shareholders whose shares are registered in their names. Shareholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the reverse split for their beneficial holders. However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

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Exchange of Share Certificates

If the reverse stock split is implemented, our common shares will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

If the reverse stock split is effected, shareholders holding certificated shares (i.e., shares represented by one or more physical stock certificates) will be required to exchange their old certificate(s) for new certificate(s) representing the appropriate number of shares resulting from the reverse stock split. Shareholders of record at the effective time of the reverse stock split will receive a transmittal letter and instructions from the Company’s transfer agent on how to exchange their certificates. Shareholders will not have to pay any transfer fee or other fee in connection with such exchange.

YOU SHOULD NOT SEND IN YOUR CERTIFICATES NOW OR DESTROY YOUR CERTIFICATES. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT.

As soon as practicable after the surrender to the transfer agent of any old certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will deliver a new certificate registered in the name of the shareholder.

Until surrendered as contemplated herein, a shareholder’s old certificate(s) will be deemed at and after the effective time of the reverse stock split to represent the number of full common shares of the Company resulting from the reverse stock split and any payment due in lieu of the issuance of a fractional share. Until you have returned your properly completed and duly executed transmittal letter and surrendered your old certificate(s) for exchange, you will not be entitled to receive any other distributions that may be declared and payable to holders of record following the reverse stock split.

Any shareholder whose old certificate(s) have been lost, destroyed or stolen will be entitled to a new certificate only after complying with the requirements that the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes will be payable by any holder of any old certificate, except that if any new certificate is to be issued in a name other than that in which the old certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, the Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934. The reverse stock split is not being undertaken in response to an effort by any person to accumulate our common shares.

Our common shares are currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Company’s common shares under the Exchange Act or the listing of the Company’s common shares on the NASDAQ. Following the reverse stock split, the Company’s common shares will continue to be listed on the NASDAQ under the symbol “OLCB,” although it will be considered a new listing with a new CUSIP number.

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Fractional Shares

We do not currently intend to issue fractional shares in connection with the reverse stock split and will not issue certificates representing fractional shares. Shareholders who would otherwise hold fractional shares because the number of common shares they hold before the reverse stock split is not evenly divisible by the one-for-ten split ratio will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares. Payment for fractional shares will be made by our transfer agent, upon its receipt of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old certificate(s). The amount of the payment will be equal to (i) the closing sale price of our common shares on the NASDAQ Capital Market on the business day immediately preceding the effective time of the reverse stock split, multiplied by (ii) the number of common shares that would have been exchanged for the fractional interest. The ownership of a fractional share will not give the holder any voting, dividend or other rights, except the right to receive the cash payment.

Shareholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective time of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or our transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, shareholders otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with the transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.

 Accounting Matters

Following the reverse stock split, reported per share net income or loss will be higher because there will be fewer common shares outstanding.

No Dissenters’ Rights

Under Ohio law and our Articles of Incorporation, holders of our common shares will not be entitled to dissenters’ rights with respect to the reverse stock split.

Vote Required

Under Ohio law and our Articles of Incorporation, the affirmative vote of a majority of our outstanding common shares is required to approve the reverse stock split. As such, broker non-votes and abstentions will count as votes against the reverse stock split.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to holders of our common shares.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common shares that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common shares (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common shares as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common shares as “capital assets” (generally, property held for investment).

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This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse stock split.

EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

Partnerships that hold our common shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

U.S. Holders

The reverse stock split should be treated as a recapitalization for U.S. federal income tax purposes. Accordingly, except for shareholders who receive cash in lieu of fractional shares, a shareholder will not recognize any gain or loss as a result of the receipt of post-reverse stock split common stock pursuant to the reverse stock split. The aggregate tax basis in the common shares received under the terms of the reverse stock split should equal the aggregate tax basis in the common shares surrendered, and the holding period for the common shares received should include the holding period for the common shares surrendered. Shareholders who receive cash for fractional shares will be treated as having sold their fractional shares and will recognize a gain or loss in an amount equal to the difference between the cash received and the portion of their basis for the pre-reverse split common stock allocated to the fractional shares. Such gain or loss will be a capital gain or loss if the stock was held as a capital asset, and such gain or loss will be a long-term gain or loss to the extent that the shareholder’s holding period exceeds 12 months. Each shareholder who is to receive cash for fractional shares in the reverse stock split will be required to furnish the shareholder’s social security number or taxpayer identification number. Failure to provide this information may result in backup withholding.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE

COMPANY’S ARTICLES OF INCORPORATION TO EFFECT A ONE-FOR-TEN (1-FOR-10) REVERSE STOCK SPLIT.

Security Ownership of Certain Beneficial Owners and management

Security Ownership of Management and Directors

The following table sets forth, as of April 17, 2012, information regarding the beneficial ownership of the Company’s common shares by each current director, each director nominee, each named executive officer and all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to the common shares shown.

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	Common Shares	Percent
Name	Beneficially Owned	of Class
Louis Altman	0	--
Robert F. Belden	553,250 (1)	2.81%
Bruce A. Cassidy, Sr.	0	--
J. Edward Diamond	546,250 (2)	2.77%
Rick L. Hull	0	--
Brian Layman	0	--
Jane Marsh	0	--
Denise M. Penz	0	--
Wilbur R. Roat	25,000	*
Francis P. Wenthur	0	--
David B. Wurster	0	--

All directors, director nominees and executive officers as a group (11 persons)	1,124,500	5.70%

* Represents ownership of less than 1% of the outstanding common shares.

(1)	Includes 72,000 common shares owned by The Belden Brick Company, LLC (of which Mr. Belden is the President and Chief Executive Officer) that Mr. Belden shares voting and investment power with the Belden Holding & Acquisition, Inc., 40,000 common shares held by Militia Hill, Ltd. (of which Mr. Belden is the Manager) and 240,000 common shares held by Belden Holding and Acquisition, Inc. (of which Mr. Belden is the President and Chief Executive Officer) and with whom he shares voting and investment powers.

(2)	Includes 5,000 common shares owned by Mr. Diamond’s spouse as to which he disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 17, 2012, information regarding the beneficial ownership of each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common shares.

Name and Address	Common Shares Beneficially Owned	Percent of Class
Excel Bancorp, LLC (1) 200 Stanton Blvd, Suite 240 Steubenville, Ohio 43952	15,000,000	76.1%

(1)	Based on information set forth in a Schedule 13D, dated March 1, 2010, filed on behalf of Excel Bancorp. Excel Bancorp has sole voting power and sole investment power with respect to all of such common shares. Four of the Company’s directors – Messrs. Cassidy, Altman, Wenthur and Wurster – serve on the board of managers of Excel Bancorp. Four of the Company’s directors – Messrs. Cassidy, Altman, Wenthur and Wurster – own, directly or indirectly, outstanding membership interests in Excel Bancorp. For more information regarding these relationships, see “Information Regarding the Board of Directors, Its Committees and Corporate Governance—Director Independence” above and “Certain Relationships and Related Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2010 and 2011, certain directors and executive officers and their associates were customers of, or had transactions with, the Bank. All outstanding loans that were part of such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and did not involve more than a normal risk of loss or present other unfavorable features. The Company expects that similar transactions will occur in the future.

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Loans to individual directors and officers also must comply with the Bank’s lending policies, regulatory restrictions and statutory lending limits. Directors and officers with personal interests in any loan application are excluded from the consideration of that loan application. As of December 31, 2011, the aggregate balance of all such loans was approximately $5.4 million, or 5.0% of the total net loans then outstanding. As of December 31, 2010, the aggregate balance of all such loans was approximately $5.7 million, or 5.5% of the total net loans then outstanding.

During 2010, the Company executed a lease agreement as lessee with Whipple-Dressler, LLC, a limited liability company in which Mr. Altman has an ownership interest and for whom he is a managing member. The lease is for approximately 7,000 square feet of office space and three drive-thru lanes for the Bank’s Belden branch located at 6141 Whipple Avenue NW, Canton, Ohio. The landlord completed a remodel of the existing building to meet the specifications of the Bank at a cost of $482,077, for which the Bank reimbursed Whipple-Dressler, LLC the amount of $300,000. The lease commenced on October 1, 2010, with an original term of twenty years. Fixed monthly rents for the first six months were $3,792 per month; for the second six months, the monthly rents were $7,566. Annual rents for years two through five are $90,792. The Bank obtained an independent real estate market rent study regarding the lease payments to Whipple-Dressler, LLC.  This study concluded that the rents to be paid by the Bank to Whipple-Dressler, LLC during the term of the lease are equal to or below currently available market rates for equivalent terms at comparable properties.

Section 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common shares to file reports of ownership and changes in ownership of the common shares with the SEC. Based solely on a review of the reports filed on behalf of these persons and written representations from our executive officers and directors that no additional reports were required to be filed, the Company believes that, during 2011, its executive officers, directors and greater than 10% beneficial owners complied with such filing requirements.

AUDIT AND COMPLIANCE COMMITTEE MATTERS

Audit and Compliance Committee Report

The Audit and Compliance Committee has reviewed and discussed with the Company’s management the audited financial statements of the Company for the fiscal year ended December 31, 2011. The Audit and Compliance Committee has also discussed with Crowe Horwath all matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Audit and Compliance Committee has also received the written disclosures and the letter from Crowe Horwath required by applicable requirements of the PCAOB regarding Crowe Horwath’s communications with the committee concerning independence, and has discussed with Crowe Horwath its independence.

Based on the review and discussions noted above, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Submitted by the Audit and Compliance Committee

Francis P. Wenthur (Chair)

David B. Wurster

Robert F. Belden

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Independent Registered Public Accounting Firm Services and Fees

The Audit and Compliance Committee has the sole authority to select, compensate, oversee, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm. Additionally, the Audit and Compliance Committee is required to review and approve in advance any audit and non-audit services to be provided by the Company’s independent registered public accounting firm. The Audit and Compliance Committee has the sole authority to make these approvals, although such approval has been delegated to the Chairman of the Audit and Compliance Committee. Any actions taken by the Chairman are subsequently presented to the Audit and Compliance Committee for review and ratification. The Audit and Compliance Committee pre-approved all services provided by the Company’s independent registered public accounting firm in 2011.

Crowe Horwath LLP (“Crowe Horwath”) has acted as the principal independent accountant of the Company since October 2000. The Audit and Compliance Committee has appointed Crowe Horwath to continue as the Company’s independent external auditors for fiscal year 2012. Representatives of Crowe Horwath will be at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. During 2010 and 2011, the Company paid fees in the aggregate of $133,794 and $120,500, respectively, to Crowe Horwath for various accounting services. Those fees and services are detailed in the following table.

	2010	2011
Audit fees	$112,100	$102,000
Audit-related fees	-
Tax fees	13,919	15,200
All other fees	7,775	3,300
Total	$133,794	$120,500

Audit Fees. Audit Fees for 2010 and 2011 consisted of fees for professional services rendered by Crowe Horwath for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s Forms 10-Q and services performed in connection with the recapitalization of the Company resulting from the February 19, 2010 closing of the Stock Purchase Agreement and related transactions.

Tax Fees. The Company engaged Crowe Horwath to assist management with the preparation of the Company’s 2010 and 2011 federal income tax returns and State of Ohio franchise tax returns. Crowe Horwath did not perform tax planning services on a contingency fee basis.

All Other Fees. All other fees for 2010 consisted of costs associated with providing Crowe Horwath’s consent to include their audit report in a registration statement to register common shares for issuance under the Ohio Legacy Corp 2010 Cash and Equity Incentive Plan and for other services conducted in connection with the closing of the Stock Purchase Agreement. All other fees for 2011 related to the branch deposit sale and other miscellaneous matters.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

Pursuant to the Company’s Code of Regulations, for business to be properly brought before a meeting of shareholders by a shareholder, the shareholder must give timely notice of such business in writing to the Secretary of the Company. To be considered timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice to the Secretary must set forth: (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (2) the name and record address of such shareholder; (3) the class and number of shares of the Company beneficially owned by such shareholder; and (4) any material interest of such shareholder in such business.

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The Company’s 2013 Annual Meeting of Shareholders is tentatively scheduled to be held on May 21, 2013. Any shareholder who intends to present a proposal at that meeting, and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver the proposal to the Company not later than December 19, 2012. Shareholder proposals may be included in next year’s proxy statement and form of proxy if they comply with our Code of Regulations and applicable SEC rules. Any shareholder who intends to present a proposal at the 2013 Annual Meeting of Shareholders other than for inclusion in the Company’s proxy statement and form of proxy must deliver the proposal to the Company no later than March 22, 2013 (60 days prior to the date of the meeting), and no earlier than February 20, 2013 (90 days prior to the date of the meeting), to be considered a timely submission. The Company reserves the right to exercise discretionary voting authority with respect to any untimely shareholder proposals.

Pursuant to the advance notice provision in the Company’s Code of Regulations relating to the nomination of persons for election as directors, shareholders who wish to nominate one or more persons for election as a director at our 2013 Annual Meeting of Shareholders may do so only if they comply with the nomination procedures set forth in our Code of Regulations. The advance notice provision requires that shareholder nominations be delivered to or mailed and received at the principal executive offices of the Company no later than March 22, 2013 (60 days prior to the meeting), and no earlier than February 20, 2013 (90 days prior to the meeting). See “Information Regarding the Board, its Committees and Corporate Governance—Director Qualifications and Nominations” above for information regarding our director nomination process.

All written submissions of candidates for nomination to the Board of Directors and all shareholder proposals to be included in the Company’s proxy materials for, or otherwise presented at, the 2013 Annual Meeting of Shareholders should be made to the Secretary of the Company as follows:

Ohio Legacy Corp

600 South Main Street

North Canton, Ohio 44720

Attention: Secretary

The Secretary will document the receipt of all shareholder notices and forward such notices to the Chairperson of the Corporate Governance and Nominating Committee for review and consideration by the entire committee.

OTHER MATTERS

The Board of Directors is unaware of any matters other than those outlined in this Proxy Statement that may be presented at the Annual Meeting for action on the part of the shareholders. In case any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment, to the extent permitted by applicable law.

By Order of the Board of Directors

/s/ Jane Marsh

Jane Marsh
Secretary

April 18, 2012

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ANNEX A

FORM OF AMENDMENT TO

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT

Article FOURTH of the Second Amended and Restated Articles of Incorporation, as amended, of Ohio Legacy Corp. is hereby amended and replaced in its entirety as follows:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Twenty Two Million Five Hundred Thousand (22,500,000) shares of Common Stock, without par value, and Five Hundred Thousand (500,000) shares of Serial Preferred Stock, without par value.

Effective at the date and time this amendment to the Second Amended and Restated Articles of Incorporation, as amended, to amend and replace this Article FOURTH is accepted by the Secretary of State of the State of Ohio (the “Effective Time”), each ten shares of Common Stock of the Corporation then issued and outstanding shall be automatically converted into one validly issued, fully-paid and non-assessable share of Common Stock (the “Reverse Stock Split”). No fractional shares of Common Stock or scrip will be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares of Common Stock will be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests, upon receipt by the Corporation’s transfer agent of the shareholder’s properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the shareholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (i) the closing price per share of the Corporation’s Common Stock on the NASDAQ Capital Market as of the close of business on the business day immediately preceding the Effective Time, by (ii) the number of shares of Common Stock that would have been exchanged for the fractional share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), will thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate will have been combined, subject to the elimination of fractional share interests as described above. This amendment to this Article FOURTH shall affect only issued and outstanding shares of Common Stock of the Corporation and shall not affect the total authorized number of shares. This Article FOURTH shall not change the stated capital or paid-in surplus referable to shares of Common Stock, if any.

No holder of shares of stock of any class of the Corporation shall, as such holder, have any rights to subscribe for or purchase (a) any shares of stock of any class, any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class which the Corporation may issue or sell, whether or not such shares shall be exchangeable for any shares of stock of the Corporation of any class or classes and whether or not such shares shall be unissued shares, now or hereafter authorized, or shares acquired by the Corporation after the issue thereof, and whether or not such shares of stock, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (b) any other security of the Corporation which shall be convertible into, or exchangeable for, any shares of stock of the Corporation or any class or classes, or to which shall be attached or appurtenant to any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of its stock or any class or classes, whether or not such shares shall be unissued shares, now or hereafter authorized, or shares acquired by the Corporation after the issue thereof, and whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of stock of any class of the Corporation, or any of them, any such shares of stock, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

The shares of such classes shall have the following express terms:

DIVISION A

EXPRESS TERMS OF THE PREFERRED STOCK

(1) The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical with all other shares except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except, if dividends are to be cumulative, as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 and 3 of this Division, which provisions shall apply to all Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

(a)	The number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series.

(b)	The dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series.

(c)	The right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption including the redemption price.

(d)	The rights of the shares in case of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series.

(e)	The obligation, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund or fund of a similar nature and the terms and conditions of such obligation.

(f)	The terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes of stock of the Corporation or other entity or of any other series of Preferred Stock, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any.

(g)	Any other rights, preferences or limitations of the shares of such series as may be permitted by law.

The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) through (g), inclusive, of this Section 1.

(2) The Preferred Stock shall be senior to the Common Stock in payment of dividends and payment in respect of liquidation or dissolution.

(3) The holders of Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together as one class on all matters.

DIVISION B

EXPRESS TERMS OF THE COMMON STOCK

The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof and to the terms of Article EIGHTH. Each share of Common Stock shall be equal to every other share of Common Stock and the holders thereof shall be entitled to one vote for each share of such stock on all questions presented to the shareholders.